Exhibit 10.3.5

AMENDED AND RESTATED

CHART INDUSTRIES, INC.

2005 STOCK INCENTIVE PLAN

PERFORMANCE UNIT AGREEMENT

THIS PERFORMANCE UNIT AGREEMENT (the “Agreement”), is entered into as of this 23 day of February, 2009 (the “Grant Date”), by and between Chart Industries, Inc., a Delaware corporation (the “Company”), and                              (the “Grantee”).

WITNESSETH:

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) administers the Amended and Restated Chart Industries, Inc. 2005 Stock Incentive Plan (the “Plan”); and

WHEREAS, the Committee desires to provide the Grantee with Performance Units under the Plan upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Company and the Grantee agree as follows:

1. Definitions. Unless the context otherwise indicates, the following words used herein shall have the following meanings wherever used in this Agreement:

a.	“Performance Period” means the period set forth in Exhibit A.

b.	“Performance Requirements” means the performance measures set forth in Exhibit A.

c.	“Performance Unit” means a unit representing the right to receive a Share after completion of the Performance Period provided that the Performance Requirements have been satisfied.

d.	“Retirement” (or variations thereof) means a voluntary separation from service with the Company, its Subsidiaries and its Affiliates, under circumstances indicative of retirement, after attaining age 60 and completing 10 years of service with such entities.

Notwithstanding this Section, and unless otherwise specified in the Agreement, capitalized terms shall have the meanings attributed to them under the Plan.

2. Grant of Performance Units. As of the Grant Date, the Company grants to the Grantee, upon the terms and conditions set forth in this Agreement, (            ) Performance Units. The Performance Units are granted in accordance with, and subject to, all the terms, conditions and restrictions of the Plan, which is hereby incorporated by reference in its entirety. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern. The Grantee irrevocably agrees to, and accepts, the terms, conditions and restrictions of the Plan and this Agreement on his own behalf and on behalf of any beneficiaries, heirs, legatees, successors and assigns.

3. Restrictions on Transfer of Performance Units. The Grantee and his or her beneficiaries, heirs, legatees, successors and assigns cannot sell, transfer, assign, pledge, hypothecate or otherwise directly or indirectly dispose of the Performance Units (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) or any interest therein.

4. Termination of Employment.

a.	Retirement, Death or Disability. If the Grantee terminates Employment as a result of Retirement, death or Disability prior to the last day of the Performance Period, the Grantee (or his or her beneficiary or beneficiaries) shall be entitled to a pro-rated number of Shares or, if the Committee so elects, the cash equivalent, calculated by multiplying (x) by (y) where:

(x)	is the number of Shares, if any, that would have been earned by the Grantee as the result of the satisfaction of the Performance Requirements; and

(y)	is the number of months that the Grantee was employed (rounded up to the nearest whole number) during the Performance Period divided by the number of months in the Performance Period.

The Committee shall determine in its sole and exclusive discretion whether the Grantee’s Employment has terminated because of his or her Disability. The distribution or payment of the pro-rated award shall occur (if at all) at the same time as the distribution or payment specified in Section 6.

b.	Reasons Other Than Retirement, Death or Disability. Except as otherwise provided in Section 5, if the Committee determines in its sole and exclusive discretion that the Grantee’s Employment has terminated prior to the end of the Performance Period for reasons other than those described in Section 4(a) above, the Grantee will forfeit his or her Performance Units. If the Performance Units are forfeited, the Grantee and all persons who might claim through him or her will have no further interests under this Agreement.

5. Change in Control. Upon a Change in Control prior to the end of the Performance Period:

a.	the Performance Requirements shall be deemed to have been satisfied at the greater of either: (i) the target level of the Performance Requirements as set forth on Exhibit A as if the entire Performance Period had elapsed; or (ii) the level of actual achievement of the Performance Requirements as of the date of the Change in Control; and

b.	the appropriate number of Shares, or, if the Committee so elects, cash, determined in accordance with subsection (a) above shall be issued or paid to the Grantee not later than 30 days after the date of the Change in Control.

6. Distributions. Within 60 days after satisfaction or deemed satisfaction of the Performance Requirements:

a.	with respect to Shares earned under Sections 4 or 5, the Company will deliver to Grantee (or his or her beneficiary or beneficiaries) certificates for the Shares to which Grantee is entitled, subject to any applicable securities law restrictions or, if the Committee so elects, the cash equivalent; and

b.	with respect to Shares otherwise earned under this Agreement, the Company will issue to the Grantee the Shares to which Grantee is entitled, subject to any applicable securities law restrictions or, if so elected, the cash equivalent, and provided that the Grantee is in active Employment on the last day of the Performance Period.

For purposes of this Section 6, “earned” Shares are those Shares to which the Grantee is entitled based upon the Earned Performance Units (as described in Exhibit A) and the terms of Section 4 or 5, if applicable. For purposes of this Agreement, the cash equivalent of Shares is their Fair Market Value on the date of payment. Upon payment of the cash equivalent of Shares, the recipient and all persons who might claim through him or her shall have no remaining interest under this Agreement.

7. Dividend and Voting Rights. The Grantee will not have any voting rights or be entitled to any dividends with respect to Performance Units unless and until the Performance Requirements are timely satisfied, the Committee elects not to make payments in cash and Shares have actually been issued to the Grantee. No dividends or dividend equivalents will be paid to the Grantee based upon interests in the Performance Units during the Performance Period.

8. Designation of Beneficiary. By properly executing and delivering a Designation of Beneficiary Form to the Company, the Grantee may designate an individual or individuals as his or her beneficiary or beneficiaries with respect to his or her interest under this Agreement. If the Grantee fails to properly designate a beneficiary, his or her interests under this Agreement will pass to the person or persons in the first of the following classes (who shall be deemed a beneficiary or beneficiaries) in which there are any survivors: (i) spouse at the time of death; (ii)

issue, per stirpes; (iii) parents; and (iv) the estate. Except as the Company may determine in its sole and exclusive discretion, a properly completed Designation of Beneficiary Form shall be deemed to revoke all prior designations with respect to this Agreement (or, if the form so provides, the Plan) upon its receipt and approval by the designated representative of the Company.

9. Non-Transferability of Shares; Legends. Upon the acquisition of any Shares pursuant to this Agreement, if the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), they may not be sold, transferred or otherwise disposed of unless a registration statement under the Act with respect to the Shares has become effective or unless the Grantee establishes to the satisfaction of the Company that an exemption from such registration is available. The Shares will bear a legend stating the substance of such restrictions, as well as any other restrictions the Committee deems necessary or appropriate. In addition, the Grantee will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or this Agreement.

10. Effect of Corporate Reorganization or Other Changes Affecting Number or Kind of Shares. The provisions of this Agreement will be applicable to the performance units, Shares or other securities, if any, which may be acquired by the Grantee related to the Performance Units as a result of a liquidation, recapitalization, reorganization, redesignation or reclassification, split-up, reverse split, merger, consolidation, dividend, combination or exchange of Performance Units or Shares, exchange for other securities, a sale of all or substantially all assets or the like. The Committee may appropriately adjust the number and kind of performance units or Shares described in this Agreement to reflect such a change. Section 9 of the Plan shall control in the event of any inconsistency between that section and this Section 10.

11. Plan Administration. The Plan is administered by the Committee, which has sole and exclusive power and discretion to interpret, administer, implement and construe the Plan and this Agreement. All elections, notices and correspondence relating to the Plan should be directed to the Secretary at:

Chart Industries, Inc.

One Infinity Corporate Centre, Suite 300

Garfield Heights, OH 44125

Attn.: Secretary

12. Notices. Any notice relating to this Agreement intended for the Grantee will be sent to the address appearing in the personnel records of the Company, its Affiliate or its Subsidiary. Either party may designate a different address in writing to the other. Any notice shall be deemed effective upon receipt by the addressee.

13. Termination of Agreement. This Agreement will terminate on the earliest of: (a) the last day of the Performance Period if the Performance Requirements are not satisfied; (b) the date of termination of the Grantee’s Employment for reasons referenced in Section 4(b) prior to the last day of the Performance Period; or (c) the date that Shares are delivered to the Grantee

(or his or her beneficiary or beneficiaries) or the date of payment of the cash equivalent thereof to the Grantee (or his or her beneficiary or beneficiaries). Any terms or conditions of this Agreement that the Company determines are reasonably necessary to effectuate its purposes will survive the termination of this Agreement.

14. Successors and Legal Representatives. This Agreement will bind and inure to the benefit of the Company and the Grantee and their respective heirs, beneficiaries, executors, administrators, estates, successors, assigns and legal representatives.

15. Integration. This Agreement, together with the Plan, constitutes the entire agreement between the Grantee and the Company with respect to the subject matter hereof and may not be modified, amended, renewed or terminated, nor may any term, condition or breach of any term or condition be waived, except pursuant to the terms of the Plan or by a writing signed by the person or persons sought to be bound by such modification, amendment, renewal, termination or waiver. Any waiver of any term, condition or breach thereof will not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach.

16. Separability. In the event of the invalidity of any part or provision of this Agreement, such invalidity will not affect the enforceability of any other part or provision of this Agreement.

17. Incapacity. If the Committee determines that the Grantee is incompetent by reason of physical or mental disability or a person incapable of handling his or her property, the Committee may deal directly with or direct any payment to the guardian, legal representative or person having the care and custody of the incompetent or incapable person. The Committee may require proof of incompetence, incapacity or guardianship, as it may deem appropriate before making any payment. In the event of a payment, the Committee will have no obligation thereafter to monitor or follow the application of the amounts so paid. Payments pursuant to this paragraph shall completely discharge the Company with respect to such payments.

18. No Further Liability. The liability of the Company, its Affiliates, its Subsidiaries and the Committee under this Agreement is limited to the obligations set forth herein and no terms or provisions of this Agreement shall be construed to impose any liability on the Company, its Affiliates, its Subsidiaries or the Committee in favor of any person or entity with respect to any loss, cost, tax or expense which the person or entity may incur in connection with or arising from any transaction related to this Agreement.

19. Section Headings. The section headings of this Agreement are for convenience and reference only and are not intended to define, extend or limit the contents of the sections.

20. No Right to Continued Employment. Nothing in this Agreement will be construed to confer upon the Grantee the right to continue in the employment or service of the Company, its Subsidiaries or Affiliates, or to be employed or serve in any particular position therewith, or affect any right which the Company, its Subsidiaries or an Affiliate may have to terminate the Grantee’s employment or service with or without cause.

21. Governing Law. Except as may otherwise be provided in the Plan, this Agreement will be governed by, construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.

22. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.

23. Amendment. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of the Grantee hereunder without the consent of the Grantee.

24. Withholding. The Grantee may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Performance Units or Shares, or any payment or transfer under or with respect to the Performance Units or Shares and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. The Participant may elect to pay any or all such withholding taxes as provided for in Section 4 of the Plan.

25. Code Section 409A. It is intended that this Agreement and the compensation and benefits hereunder either be exempt from, or comply with, Internal Revenue Code Section 409A, and this Agreement shall be so construed and administered. If the Company reasonably determines that any compensation or benefits awarded or payable under this Agreement may be subject to taxation under Section 409A, the Company, after consultation with the Grantee, shall have the authority to adopt, prospectively or retroactively, such amendments to this Agreement or to take any other actions it determines necessary or appropriate to: (a) exempt the compensation and benefits payable under this Agreement from Section 409A; or (b) comply with the requirements of Section 409A. In no event, however, shall this Section or any other provisions of the Plan or this Agreement be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or awards or payments under, this Agreement and the Company shall have no responsibility for tax consequences of any kind, whether or not such consequences are contemplated at the time of entry into this Agreement, to Grantee (or his beneficiary) resulting from the terms or operation of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has hereunto set his hand.

Grantee	Chart Industries, Inc.

By:
Print Name:	Its:
Date:	Date:

EXHIBIT A

PERFORMANCE REQUIREMENTS

Performance Period

The Performance Period begins on January 1, 2009 and ends on December 31, 2011.

Performance Measures

The Performance Measures are:

1.	Relative Total Shareholder Return (“RTSR”) - RTSR is determined by comparing the total shareholder return of the Company with the total shareholder return of the peer group of companies designated on Exhibit B (the companies listed on Exhibit B are the “Peer Group”). Total shareholder return is the result of (a) minus (b), plus (c), divided by (d), where:

a.	is the Share price on December 31, 2011;

b.	is the Share price on January 1, 2009;

c.	is the Dividends over the Performance Period; and

d.	is the Share price on January 1, 2009.

For purposes of this formula, (x) the Share price on any given day shall be the average daily closing price for the Shares over the ten-trading-day period ending on that day, based on reported closing prices for the Shares for the ten trading days (on which the Shares traded regular way in the market) ending on that day (or, if that day is not a trading day on which the Shares traded regular way in the market, then ending on the last trading day on which the Shares traded regular way in the market immediately preceding that day), and (y) “Dividends” includes regular dividends, special or one-time dividends, Share buybacks and other payments or distributions from the Company to holders of Shares and, in the case of Peer Group companies, from each of those companies to the holders of their common stock of any class.

The Committee may, in the exercise of its discretion in good faith and in a manner consistent with the purposes of this Agreement, make such adjustments in calculating the RTSR as it deems necessary or appropriate to account for extraordinary or non-recurrent events affecting the Company or the Peer Group companies. Without limiting the foregoing, the Committee may make appropriate adjustments to the RTSR to reflect a merger, asset sale, spin-off, stock split, stock dividend, public offering, bankruptcy or liquidation affecting the Company or any Peer Group company.

2.	Relative EBITDA Growth (“REBITDA Growth”) - REBITDA Growth is determined by comparing the EBITDA growth of the Company with the EBITDA growth of the Peer Group companies. EBITDA is defined as adjusted earnings before interest, taxes, depreciation and amortization as stated in, or derived from, the Company’s or the applicable Peer Group company’s publicly available financial statements (included in an Annual Report on Form10-K or Quarterly Report on Form 10-Q, as applicable, or any successor report as it may be designated in the future, or in another public disclosure in the absence of such a report for the period in question in definitive, unsuperseded form at the time of measurement). Company EBITDA growth will be measured against the EBITDA growth of the Peer Group of companies over three separate one-year measurement periods (each, a “Measurement Period”).

Measurement Period 1 is January 1, 2009 through December 31, 2009

Measurement Period 2 is January 1, 2010 through December 31, 2010

Measurement Period 3 is January 1, 2011 through December 31, 2011

At the end of each Measurement Period, the Company’s EBITDA growth for such period will be compared to the EBITDA growth of the Peer Group of companies for such period and the Company’s performance will be given a percentile ranking among the Peer Group companies for such period based on such comparison (each, a “One-Year REBITDA Percentile Ranking”). EBITDA growth for any Measurement Period for the Company or any peer group company shall be the percent by which EBITDA for such period for such company exceeds the EBITDA for such company for the twelve months immediately preceding the beginning of such Measurement Period. When calculating any relative EBIDTA growth percentile ranking among companies, companies reporting positive growth will rank higher the greater the amount of the positive growth and companies reporting negative growth will rank lower the greater the amount of the negative growth.

For a Peer Group company whose fiscal year does not end at the end of the calendar year, EBITDA will be calculated using quarterly data from the four most recently completed quarters of such company before the end of each Measurement Period so as to align the period of comparison as closely as possible with the Company’s fiscal year end. The Committee may, in the exercise of its discretion in good faith and in a manner consistent with the purposes of this Agreement, interpolate, estimate or, in the case of unreported results, disregard the results of individual Peer Group companies to the extent required to make the necessary calculations under this Agreement within the timeframe required by this Agreement.

The Committee may, in the exercise of its discretion in good faith and in a manner consistent with the purposes of this Agreement, make such adjustments in calculating EBITDA of the Company or a Peer Group company, or otherwise in calculating the REBITDA Growth, as it deems necessary or appropriate to account for extraordinary, unusual or non-recurring events affecting the Company or a Peer Group company. Without limiting the foregoing, the Committee may make appropriate adjustments to

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EBITDA or REBITDA Growth to reflect a merger, acquisition, disposition, spin-off, bankruptcy or liquidation, material impairment or restructuring charge, gain or loss on sale of non-operating assets, income or loss from discontinued operations, income or expenses related to the adoption of accounting principles, and any other extraordinary items affecting the Company or any Peer Group company deemed to be adjustments by the Committee.

Earned Performance Units

The Performance Units subject to, respectively, the RTSR and REBITDA Growth Performance Measures shall become, respectively, RTSR Earned Performance Units and REBITDA Earned Performance Units (collectively, the “Earned Performance Units”), as determined pursuant to the methodologies set forth below:

1.	RTSR Earned Performance Units

RTSR Earned Performance Units are determined as follows:

a.	Measure total shareholder return for the Performance Period for the Company and for each entity that makes up the Peer Group.

b.	Determine the percentile ranking of the Company compared to the Peer Group based upon the cumulative total shareholder return over the Performance Period.

c.	Determine the percentage of earned Performance Units (the “RTSR Earned Percentage”) as follows:

Levels	Percentage Ranking	RTSR Earned Percentage
Threshold	35th	10%
Target	55th	100%
Maximum	75th	150%

With respect to performance levels that fall between these percentiles, the RTSR Earned Percentage will be interpolated on a straight-line basis. In no event will the RTSR Earned Percentage exceed 150%.

d.	Determine the number of earned Performance Units (“RTSR Earned Performance Units”) as follows:

50%  X  RTSR Earned Percentage  X  Number of Performance Units

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2.	REBITDA Earned Performance Units

REBITDA Earned Performance Units are determined as follows:

a.	Add the One-Year REBITDA Percentile Ranking of the Company for each of the three separate Measurement Periods and divide by three to calculate an average percentile ranking (the “Average Percentile Ranking”) of the Company among the Peer Group over the three-year Performance Period. If the performance period is less than three years due to a Change in Control, then the Average Percentile Ranking would be determined by using a partial-year Measurement Period for any partial-year period through the Change in Control and by dividing by a number less than three equal to the number of years (including any fractional years) from January 1, 2009 through the Change in Control.

b.	Based on such Average Percentile Ranking, determine the percentage of earned Performance Units (the “REBITDA Earned Percentage”) as provided as follows.

Levels	Average Percentile Ranking	REBITDA Earned Percentage
Threshold	35th	10%
Target	55th	100%
Maximum	75th	150%

With respect to performance levels that fall between these percentiles, the REBITDA Earned Percentage will be interpolated on a straight-line basis. In no event will the REBITDA Earned Percentage exceed 150%.

c.	Determine the number of earned Performance Units (“REBITDA Earned Performance Units”) as follows:

50%  X  REBITDA Earned Percentage  X  Number of Performance Units

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EXHIBIT B

PEER GROUP

Air Products & Chemicals Inc.
Airgas Inc.
Altra Holdings Inc.
Ampco-Pittsburgh Corp.
Barnes Group Inc.
Cameron International Corp.
Circor Intl. Inc.
Columbus McKinnon Corp.
Dresser-Rand Group Inc.
Enpro Industries Inc.
Gorman-Rupp Co.
Kaydon Corp.
Lufkin Industries, Inc.
National Oilwell Varco Inc.
Powell Industries Inc.
Praxair Inc.
Robbins & Myers Inc.
Exterran Holdings, Inc.